Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 21, 2003 relating to the financial statements of Kinder Morgan, Inc., which appears in Kinder Morgan, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002.

PricewaterhouseCoopers LLP

Houston, Texas
March 31, 2003